                                LNB BANCORP, INC.
                                  LORAIN, OHIO

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 16, 2002

TO THE SHAREHOLDERS OF
LNB BANCORP, INC.                                               March 18, 2002

The Annual Meeting of Shareholders of LNB Bancorp, Inc. will be held at 521 Broadway, Lorain, Ohio 44052, on Tuesday, April 16, 2002, at 10:00 a.m. local time for the purpose of considering and voting upon the following matters as more fully described in the Proxy Statement.

PROPOSALS:

     1. ELECTION OF DIRECTORS - To elect six directors.

     2. OTHER BUSINESS- To transact any other business which may properly come before the meeting or any adjournment of it.

Shareholders of record at the close of business on March 4, 2002, will be entitled to vote the number of shares held of record in their names on that date.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. This proxy may be revoked prior to its exercise.

                                            By Order of the Board of Directors

                                            /s/Gregory D. Friedman

                                            Gregory D. Friedman, C.P.A.
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY FORM(S) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                  LNB BANCORP, INC.
                                    457 BROADWAY
                                  LORAIN, OHIO 44052

                       PROXY STATEMENT FOR ANNUAL MEETING OF
                       SHAREHOLDERS TO BE HELD APRIL 16, 2002

                                   INTRODUCTION

This Proxy Statement is being furnished to shareholders of LNB Bancorp, Inc. ("LNB Bancorp" or the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting of Shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 18, 2002.

At the Annual Meeting, shareholders of the Corporation will be asked to elect six directors.

VOTING AND REVOCATION OF PROXIES

If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your instructions marked on the proxy. Where properly executed proxies are returned but no such instructions are given, the shares will be voted "For" the election to the Board of Directors of the persons nominated by the Board of Directors of the Corporation.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Corporation a written notice of revocation, by delivering to the Corporation a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Written notices of revoked proxies may be directed to Gregory
D. Friedman, C.P.A., Executive Vice President, Chief Financial Officer and Corporate Secretary, 457 Broadway, Lorain, Ohio 44052.

Directors and executive officers of the Corporation, and their affiliates, had sole or shared voting power with respect to 791,331 common shares of the Corporation, representing 18.34% of the Corporation's common shares outstanding as of December 31, 2001. Such directors and officers have advised the Corporation that they intend to vote all of the Corporation's common shares that they are entitled to vote in favor of each of the proposals.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telecopy without additional compensation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.





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
                          MEETING INFORMATION

DATE, PLACE AND TIME

The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 16, 2002, at 10:00 a.m., local time, at Lorain National Bank, 521 Broadway, Lorain, Ohio

RECORD DATE; VOTING RIGHTS

Only the Corporation's common shares can be voted at the Annual Meeting. Each share entitles its owner to one vote on all matters.

The close of business on March 4, 2002 (the "Record Date"), has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. There were approximately 2,180 record holders of the Corporation's common shares and 4,315,558 of the Corporation's common shares outstanding as of the Record Date.

The shareholders present in person or by proxy will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

The six nominees for director who receive the largest number of votes cast "For" will be elected as directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no impact on the outcome of the election of directors.

                       OWNERSHIP OF VOTING SHARES

The following table sets forth the beneficial ownership of the Corporation's common shares by each of the Corporation's directors and the Corporation's named executive officers, and the directors and executive officers as a group, as of December 31, 2001.
                              SHARES OF COMMON
NAME OF BENEFICIAL OWNER        STOCK OWNED (1)         PERCENT OF CLASS
------------------------      -----------------         ----------------
Daniel P. Batista                  34,610                      *
Robert M. Campana                  12,072(2)                   *
Terry D. Goode                     37,221(3)                   *
Wellsley O. Gray                   10,931(4)                   *
James R. Herrick                   19,804                      *
Lee C. Howley                       3,040(5)                   *
James F. Kidd                      54,676(6)                1.27%
David M. Koethe                    44,678(7)                1.04%
Benjamin G. Norton                100,385(8)                2.33%
Stanley G. Pijor                   87,660(9)                2.03%
Jeffrey F. Riddell                 68,970(10)               1.60%
Thomas P. Ryan                     38,744(11)                  *
John W. Schaeffer, M.D.             8,882(12)                  *
Gary C. Smith                      29,562(13)                  *
Eugene M. Sofranko                 33,942(14)                  *
Leo Weingarten                    109,509(15)               2.54%
Gregory D. Friedman                20,556(16)                  *
Emma N. Mason                      32,024(17)                  *
Kevin W. Nelson                     7,803(18)                  *

All Directors and Executive       791,331                  18.34%
Officers as a Group
(25 in group)
*Ownership is less than 1% of the class.
----------------------------------
1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
2) Includes 10,210 shares subject to shared voting and investment power.
3) Includes 10,260 shares subject to shared voting and investment power.
4) Includes 3,529 shares subject to shared voting and investment power.
5) Includes 3,040 shares subject to shared voting and investment power.
6) Includes 15,067 shares subject to shared voting and investment power.
7) Includes 219 shares subject to shared voting and investment power.
8) Includes 49,262 shares subject to shared voting and investment power.
9) Includes 33,820 shares subject to shared voting and investment power.
10) Includes 8,276 shares subject to shared voting and investment power.
11) Includes 14,946 shares subject to shared voting and investment power.

12) Includes 4,905 shares subject to shared voting and investment power.
13) Includes 25,504 shares subject to options which are currently exercisable.
14) Includes 26,433 shares subject to shared voting and investment power.
15) Includes 8,449 shares subject to shared voting and investment power.
16) Includes 1,742 shares subject to options which are currently exercisable.
17) Includes 407 shares subject to shared voting and investment power.
18) Includes 7,803 shares subject to options which are currently exercisable.




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
As of December 31, 2001, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

NAME AND ADDRESS OF
BENEFICIAL OWNER             COMMON SHARES OWNED       PERCENT OF CLASS
-------------------          -------------------       ----------------
Lorain National Bank
457 Broadway
Lorain, Ohio 44052               460,703(1)                  10.68%

Richard M. Osborne Trust(2)
8500 Station Street, Suite 113
Mentor, Ohio 44060               311,644(2)                   7.22%(2)

GLB Bancorp, Inc.(2)
7001 Center Street
Mentor, Ohio 44060

Turkey Vulture Fund XIII, Ltd. (2)
8500 Station Street, Suite 113
Mentor, Ohio 44060
-----------------------------
1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by Lorain National Bank. As fiduciary, the Lorain National Bank has sole power to dispose of 428,588 of these shares, shared power to dispose of 32,115 of these shares, sole power to vote 98,301 of these shares, and shared power to vote 29,135 of these shares.

2) The Richard M. Osborne Trust, GLB Bancorp, Inc. and Turkey Vulture Fund XIII, Ltd. have reported a combined ownership of 7.22% of the outstanding shares of the Corporation. Richard M. Osborne is the sole trustee of the Richard M. Osborne Trust, Vice Chairman of the Board of Directors of GLB Bancorp, Inc. and sole manager of the Turkey Vulture Fund XIII, Ltd.

                         ELECTION OF DIRECTORS

The Code of Regulations of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Each class shall hold office for a term of three years. At the Annual Meeting, six directors will be elected to a three-year term expiring in 2005.

The nominees for election at the Annual Meeting are Terry D. Goode, Wellsley O. Gray, James R. Herrick, Benjamin G. Norton, John W. Schaeffer, M.D. and Gary C. Smith, each of whom is currently a director of the Corporation.

NOMINEES

CLASS "I" DIRECTORS. The following table sets forth certain information with respect to the nominees as Class "I" Directors of the Corporation who will be voted upon at the Annual Meeting. There were no arrangements or understandings pursuant to which the persons listed below were selected as directors or nominees for director.
                                              POSITIONS AND OFFICES
                         PRINCIPAL OCCUPATION      HELD WITH        DIRECTOR
NAME               AGE    FOR PAST FIVE YEARS     LNB BANCORP         SINCE
----               ---   -------------------- --------------------- --------
CLASS "I"
---------
Terry D. Goode      47   VICE PRESIDENT             Director            1997
                         Lorain County Title Company

Wellsley O. Gray    68   RETIRED                    Director            1983

James R. Herrick    50   PRESIDENT                  Director            1999
                         Liberty Auto Group, Inc.

Benjamin G. Norton  62   HUMAN RESOURCE             Director            1983
                         CONSULTANT
                         LTI Power Systems

John W. Schaeffer,  56   PRESIDENT                  Director            1999
  M.D.                   North Ohio Heart Center, Inc.

Gary C. Smith       54   PRESIDENT AND              President and       1999
                         CHIEF EXECUTIVE OFFICER    Chief Executive
                         (2000 to Present)          Officer,
                         LNB Bancorp, Inc. and      Director
                         Lorain National Bank
                         CHAIRMAN OF THE BOARD

                         Charleston Insurance Agency, Inc.
                         FIRST EXECUTIVE
                         VICE PRESIDENT (1999 - 2000)
                         LNB Bancorp, Inc. and
                         Lorain National Bank
                         DIVISION PRESIDENT
                         First National Bank of Zanesville




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
CONTINUING DIRECTORS

CLASS "II" AND "III" DIRECTORS. The following table sets forth certain information with respect to Class "II" and Class "III" Directors of LNB Bancorp, whose terms expire in 2003 and 2004, respectively.

                                              POSITIONS AND OFFICES
                         PRINCIPAL OCCUPATION      HELD WITH        DIRECTOR
NAME               AGE    FOR PAST FIVE YEARS     LNB BANCORP         SINCE
----               ---   -------------------- --------------------- --------
CLASS "II"
----------
Robert M. Campana   42   MANAGING DIRECTOR          Director            1997
                         P.C. Campana, Inc.

Lee C. Howley       54   PRESIDENT                  Director            2001
                         Howley & Company

James F. Kidd       62   VICE CHAIRMAN OF THE BOARD Vice Chairman,      1989
                         LNB Bancorp, Inc. and      Director
                         Lorain National Bank

Jeffrey F. Riddell  50   PRESIDENT AND              Director            1995
                         CHIEF EXECUTIVE OFFICER
                         Consumeracq, Inc.
                         Consumers Builders Supply Company

Thomas P. Ryan      63   EXECUTIVE VICE PRESIDENT   Director            1989
                         AND SECRETARY/TREASURER
                         LNB Bancorp, Inc.
                         EXECUTIVE VICE PRESIDENT
                         AND SECRETARY
                         The Lorain National Bank
                         PRESIDENT AND
                         CHIEF EXECUTIVE OFFICER
                         Charleston Insurance Agency, Inc.

CLASS "III"
-----------
Daniel P. Batista   67   CHAIRMAN OF THE BOARD      Director            1983
                         Wickens, Herzer, Panza, Cook &
                         Batista, L.P.A.

David M. Koethe     66   RETIRED, FORMER            Director            1983
                         CHAIRMAN OF THE BOARD
                         The Lorain Printing Company

Stanley G. Pijor    71   CHAIRMAN OF THE BOARD      Chairman,           1983
                         LNB Bancorp, Inc. and      Director
                         The Lorain National Bank

Eugene M. Sofranko  71   CHAIRMAN OF THE BOARD      Director            1983
                         Lorain Glass Company, Inc.

Leo Weingarten      82   RETIRED                    Director            1983





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
There were no agreements or understandings pursuant to which any of the persons listed under the captions of "Nominees" or " Continuing Directors" was selected as a director.

The Board of Directors of LNB Bancorp met 15 times in 2001. In 2001 each director attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served, with the exception of Stanley G. Pijor and Leo Weingarten.

COMMITTEES OF THE BOARD

The Board of Directors of LNB Bancorp has established the following standing audit and compensation committees, with membership noted:

AUDIT COMMITTEE. (Mr. Sofranko, Chairman, and Messrs. Campana, Goode, Gray, Herrick, Howley, Norton and Riddell).

The Audit Committee met 6 times during 2001. The responsibilities of the Audit Committee include recommending the appointment of and overseeing a firm of independent auditors whose duty it is to audit the books and records of LNB Bancorp and its subsidiaries for the fiscal year for which they are appointed; monitoring and analyzing the results of internal and regulatory examinations; and monitoring LNB Bancorp's and its subsidiaries' financial and accounting organization and financial reporting. The report of the Audit Committee for 2001 appears under the caption "Report of the Audit Committee".

COMPENSATION COMMITTEE. (Mr. Batista, Chairman, Messrs. Kidd, Koethe, Norton, Pijor, Riddell, Sofranko and Weingarten).

The Compensation Committee met 4 times in 2001. The Compensation Committee has the responsibility of recommending for the approval of the Board of Directors the remuneration arrangements for the directors and executive officers of LNB Bancorp. The Compensation Committee's report on executive compensation matters for 2001 appears under the caption "Compensation Committee Report on Executive Compensation".

LNB Bancorp does not have a nominating committee or other committee of its Board of Directors that performs the function of nominating persons for the Corporation's Board of Directors. The Board of Directors nominates persons for election as LNB Bancorp directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the LNB Bancorp Board of Directors (the "Committee") is composed of eight directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards, and operates under a written charter adopted by the Board of Directors on May 23, 2000. The Committee recommends to the Board of Directors the selection of the Corporation's independent auditors.

Management is responsible for the Corporation's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of




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
the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee the processes.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Corporation's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence. The Committee has considered whether the provision of non-audit services by the independent auditors to the Corporation and its subsidiaries is compatible with maintaining the independence of the independent auditors.

Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.
                                                              AUDIT COMMITTEE
                                                 Eugene M. Sofranko, Chairman
                                                            Robert M. Campana
                                                               Terry D. Goode
                                                             Wellsley O. Gray
                                                             James R. Herrick
                                                                Lee C. Howley
                                                           Benjamin G. Norton
                                                           Jeffrey F. Riddell
FEES PAID TO INDEPENDENT AUDITORS

LNB Bancorp's independent auditors billed the aggregate fees shown below for audit, financial information systems design and implementation and other services rendered to LNB Bancorp and its subsidiaries for the year 2001.
          Audit Fees                                  $113,000
          Financial Information Systems Design and
          Implementation Fees                         $      0
          All Other Fees                              $ 59,450

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

GENERAL.The following information relates to compensation of management for the years ended December 31, 2001, 2000 and 1999, unless otherwise noted below.

EXECUTIVE COMPENSATION.The following table sets forth the annual and long-term compensation for LNB Bancorp, Inc.'s Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual during LNB Bancorp, Inc.'s last three fiscal years.

                         SUMMARY COMPENSATION TABLE
                                                     LONG-TERM
                                                    COMPENSATION
                         ANNUAL COMPENSATION           AWARDS
                       ------------------------     ------------
                                                        SECURITIES   ALL OTHER
                                                        UNDERLYING COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS($)  OPTIONS(#)   ($)(A)
---------------------------  ----  ---------  -------- ----------- ------------
Gary C. Smith                  2001  $214,694    $ -0-     10,000    $108,309
  President and                2000   212,287   30,000      5,000      15,640
  Chief Executive Officer      1999   124,344   31,188     10,000         567

Thomas P. Ryan                 2001  $144,581    $ -0-        -0-    $144,504
  Executive Vice President and 2000   141,608   19,410        -0-      33,894
  Secretary/Treasurer          1999   131,021   18,225        -0-      21,809

Gregory D. Friedman            2001  $136,655    $ -0-        -0-    $ 24,045
  Executive Vice President and 2000   125,328   19,000        -0-      35,012
  Chief Financial Officer      1999   114,109   15,900        -0-      12,031

Kevin W. Nelson                2001  $127,945    $ -0-        -0-   $   3,919
  Executive Vice President and 2000   125,328   19,000        -0-      35,012
  Chief Operating Officer      1999   114,109   15,900        -0-      12,031

Emma N. Mason                  2001  $116,375    $ -0-        -0-   $   5,342
  Senior Vice President        2000   121,670   15,870        -0-      13,365
                               1999   102,093   14,820        -0-      12,681
-----------------------------

(A)The amounts shown in this column for the 2001 year were derived from the following figures: (1) contributions by LNB Bancorp to The Lorain National Bank 401(k) Plan: Mr. Smith, $4,231; Mr. Ryan, $4,107; Mr. Friedman, $3,972;
   Mr. Nelson, $3,649 and Ms. Mason, $3,373; (2) supplemental executive retirement plan accruals: Mr. Smith, $103,388; Mr. Ryan, $136,693 and Mr. Friedman, $19,383; (3) insurance premiums paid by LNB Bancorp on supplemental term life insurance policies: Mr. Smith, $690; Mr. Ryan, $1,980; Mr. Friedman, $690; Mr. Nelson, $270 and Ms. Mason, $1,969 and (4) LNB Bancorp anniversary stock awards: Mr. Ryan, $1,724. There were no contributions by LNB Bancorp, Inc. to the Lorain National Bank Employee Stock Ownership Plan during 2001.







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
OPTION GRANTS TABLE. The following table presents information about stock options granted during 2001 to the five named executive officers.

                           OPTION GRANTS TABLE

                      OPTION GRANTS IN LAST FISCAL YEAR

                    INDIVIDUAL GRANTS
-------------------------------------------------------------------------
                      NUMBER OF          PERCENT OF
                     SECURITIES        TOTAL OPTIONS
                     UNDERLYING          GRANTED TO      EXERCISE OR
                      OPTIONS           EMPLOYEES IN         BASE
       NAME         GRANTED (#)(A)       FISCAL YEAR     PRICE($/SH)(B)
       ----         -------------      -------------     --------------
Gary C. Smith          10,000               100%             $21.55

                           Potential Realizable
                             Value at Assumed
                             Annual Rates of
                               Stock Price
                             Appreciation for
                               Option Term
------------------------------------------------
  EXPIRATION
     DATE               5% ($)       10% ($)
------------------------------------------------
   12-15-11          $135,527       $343,451

(A) These nonqualified stock options were granted by the Board of Directors
(B) and
    became exercisable at the date of grant on December 14, 2001. These stock options must be exercised within 10 years from grant date with 100% vesting from grant date.
(B) Exercise price equaled fair market value on the date of grant.

OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table presents information about stock options exercised during 2001 and unexercised stock options at December 31, 2001 for the five named executive officers.

                 OPTION EXERCISES AND YEAR-END VALUE TABLE

    AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED
                                                      OPTIONS
                                                 DECEMBER 31, 2001(#)
                                               ----------------------
                    SHARES ACQUIRED   VALUE
   NAME               ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE
   ----             --------------- --------   -------------------------
Gary C. Smith             -0-       $   -0-        25,504 / -0-
Thomas P. Ryan            -0-       $   -0-           -0- / -0-
Gregory D. Friedman     1,364       $10,197         1,742 / -0-
Kevin W. Nelson           -0-       $   -0-         7,803 / -0-
Emma N. Mason             -0-       $   -0-           -0- / -0-

    VALUE OF UNEXERCISED
   IN-THE-MONEY OPTIONS AT
    DECEMBER 31, 2001 ($)
   -----------------------
  EXERCISABLE/UNEXERCISABLE
  -------------------------
        $  -0- / -0-
        $  -0- / -0-
        $4,206 / -0-
        $  -0- / -0-
        $  -0- / -0-





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
EMPLOYMENT AGREEMENTS WITH EXECUTIVES. LNB Bancorp has entered into employment agreements with Gary C. Smith, Thomas P. Ryan, Gregory D. Friedman and Kevin W. Nelson. These Agreements may be terminated by either the executive or LNB Bancorp on ninety days written notice. The Agreements provide for base compensation, adjusted annually at the Compensation Committee's discretion, and incentive awards (as described in more detail in "Executive Compensation and Other Information" and the "Compensation Committee Report on Executive Compensation") to be paid to the executives for the performance of their duties. These Agreements also provide for continuing payments for one year of the executive's total compensation to Messrs. Smith, Ryan, Friedman and Nelson in the event of termination of the executive's employment without cause, or due to breach of the employment agreement by the Corporation. The Agreements also provide for lump sum payments of 200% of the executive's highest annual base salary (highest annual base salary paid to the executive during the last three fiscal years immediately prior to the event of termination), plus a pro rata portion of the executive's bonus and continuation for up to two years of certain health insurance and other benefits, in the event of termination of the executive's employment following a change in control of the Corporation (other than termination of employment for death, disability or cause). The aggregate compensation (excluding the value of benefits and any pro rata bonus) payable to each such executive officer under the Agreements in the event of a change in control, as defined in the Agreements, and the termination of that executive's employment would be approximately as follows: Mr. Smith, $440,000; Mr. Ryan, $294,000; Mr. Friedman, $286,000 and Mr. Nelson, $264,000. In the event of an involuntary termination with no change in control, the aggregate compensation would be approximately as follows: Mr. Smith, $209,000; Mr. Ryan, $137,000; Mr. Friedman, $133,000 and Mr. Nelson, $122,000.

LNB Bancorp has also entered into a change in control agreement with Emma N. Mason. This Agreement may be terminated by LNB Bancorp on two years' prior written notice, but continues for two years following a change in control of the Corporation. This Agreement provides for a lump sum payment of 200% of Ms. Mason's highest annual base salary (highest annual base salary paid to her during the last three fiscal years immediately prior to the event of termination of her employment, or a substantial change in her duties or status, following a change in control of the Corporation other than termination of employment for death, disability or cause), plus a prorata portion of her bonus for the year of termination and continuation for up to two years of certain health insurance and other benefits. The aggregate compensation, exclusive of any bonus, payable under this change in control agreement in the event of a change in control of the Corporation and termination of Ms. Mason's is as follows: $240,000.

DIRECTOR COMPENSATION

Directors of LNB Bancorp are compensated for all services as a director in the following manner: each director receives an annual retainer fee of $5,000 regardless of board meeting attendance and $600 per each board and committee meeting attended. Directors, who are also officers of the Corporation, receive a fee of $300 for their attendance at the Corporation's board and committee meetings and receive no director's fees for their attendance at the Bank's board or Bank's committee meetings.








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
PENSION PLAN

Lorain National Bank, LNB Bancorp's subsidiary bank, sponsors The Lorain National Bank Retirement Pension Plan (the "Plan") covering substantially all employees of the Bank. An employee is eligible to participate on January 1 or July 1 after the attainment of age twenty-one (21) and completion of one (1) year of service, as defined in the Plan. For the Plan year ended December 31, 2001, the bank made a contribution to the Plan totaling $471,348.

Annual benefit payments under the provisions of the Plan are computed by a formula, the factors of which include annual compensation, years of service and the Social Security taxable wage base. Participants are eligible for normal retirement upon reaching age sixty-five (65). Annual benefit payments are determined as a percentage for the five (5) consecutive Plan years that yield the highest average salary. Participants in the Plan prior to January 1, 1989 will have annual benefits reduced if they have less than fifteen (15) years of continuous employment upon retirement. Participants who join the Plan after January 1989 will have benefit payments reduced if they have less than twenty-five (25) years of continuous employment upon retirement. The normal form of benefit payment is a joint and survivor annuity. Benefits become fully vested after a participant has completed five (5) years of service. The Plan also provides for the payment of early retirement, death, disability, and deferred vested benefits in the form of a lump sum distribution, or a monthly annuity.

The Plan was amended, effective January 1, 1995, to allow the payment of accrued benefits in the form of a lump sum distribution upon retirement at normal retirement age. The estimated present value of the accrued benefit using the Plan's actuarial equivalence assumptions for the Named Executive Officers ranged from $63,000 to $734,000 as of December 31, 2001.

Assuming the participant selects the benefit payable in a ten (10) year certain and life annuity at normal retirement date, the following table reflects annual benefits payable to the employee based upon average annual compensation levels and twenty-five (25) years of service.

        FINAL AVERAGE         EMPLOYEE'S ANNUAL ESTIMATED PENSION PAYMENTS
      ANNUAL COMPENSATION         ASSUMING MINIMUM OF 25 YEARS OF SERVICE

          $250,000                            $85,328
           200,000                             85,328
           170,000                             85,328
           100,000                             47,703

The annual compensation with respect to determining an employee's annual pension payment is currently limited by the Internal Revenue Code to $170,000. The Plan reflects the annual compensation limit, and this results in a maximum annual pension payment of $85,328. Therefore, an employee's annual estimated pension payment for final average compensation levels of $170,000 and above remains at the $85,328 level. Pension benefits accrued prior to 1995 are grandfathered, if their calculated benefit is greater than $85,328. These pension payments do not reflect any additional retirement benefits which the employee may receive in the form of Social Security and other forms of supplemental retirement benefits. Messrs. Smith, Ryan, Friedman, Nelson and Ms. Mason have two (2), forty (40), sixteen (16), two (2) and twenty-three (23) years of service respectively, under the provisions of the Plan.

LNB Bancorp entered into supplemental retirement agreements with Messrs. Smith, Ryan and Friedman. The purpose of these agreements is to provide supplemental retirement benefits to Messrs. Smith, Ryan and Friedman in addition to the benefits provided by the Plan and to assist LNB Bancorp in retaining their services through their normal retirement dates. These agreements provide for monthly payments in the event of (a) normal retirement; (b) reduced supplemental retirement benefits in the event of early retirement; (c) disability prior to retirement; (d) death; or (e) discharge "without cause."

Under the terms of these supplemental retirement agreements, Messrs. Smith, Ryan and Friedman will receive supplemental retirement benefits for a period of ten (10) years. The full benefit amount is equal to 70% of the compensation paid in the final year of employment, less pension benefits and Social Security benefits. Messrs. Smith, Ryan and Friedman are entitled to the full benefit amount if they retire on their normal retirement date; 75% of the full benefit amount if they retire at age 64; 50% of the full benefit amount if they retire at age 63; 25% of the full benefit amount if they retire at age 62; and no benefit if they retire prior to age 62. In the event of disability prior to retirement, the disabled individual would receive their full SRA benefit amount beginning at age 65. In the event of death prior to retirement, after meeting the eligibility and employment requirements, the applicable benefit (based upon the decedent's age) is payable to his designated beneficiary. In the event of discharge "without cause," the discharged individual would receive his full supplemental retirement benefit amount, as if he retired at age 65, commencing at the recipient's discretion. The supplemental retirement agreements are non-qualified defined benefit agreements. As of December 31, 2001, the monthly benefits that would be paid at normal retirement age would be as follows: Mr. Smith, $19,119; Mr. Ryan, $3,408; and Mr. Friedman, $5,651.

In addition, in the event the employment of Mr. Smith, Mr. Ryan and Mr. Friedman is terminated following a change in control of LNB Bancorp or there is a material and adverse change in their duties or status following a change in control of LNB Bancorp, each would receive his full supplemental retirement benefit amount, as if he retired at age sixty-five (65), commencing at age 65.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY. The Board of Directors of LNB Bancorp has established a Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to LNB Bancorp's executive compensation policies.

Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer and each other executive officer. The Compensation Committee also structures and monitors LNB Bancorp's supplemental retirement, employment or change-in-control contracts with its executive officers which include, among other things, provisions relating to each executive in the event of a change in control. Compensation decisions with respect to executive officers are based on the factors discussed in the following paragraphs of the "Report of the Compensation Committee on Executive Compensation", rather than any obligation set forth in such employment contracts.

The Compensation Committee has available to it outside compensation consultants. The Compensation Committee gathers comparative compensation data from outside consultants and independent sources to develop a strategy which links pay to performance.

The objectives of LNB Bancorp's executive compensation program are to:

     Support the achievement of desired LNB Bancorp goals,

     Provide compensation that will attract and retain superior talent and reward performance, and

     Align the executive officers' interests with those of shareholders by placing a portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.

The executive compensation program provides an overall level of compensation opportunity that is competitive within the financial institution industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term LNB Bancorp performance, as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant.

COMPENSATION MATTERS IN 2001. During 2001, the Compensation Committee increased the levels of base salary of the Chief Executive Officer and certain other executive officers. The increases in base salary were based upon an analysis of compensation levels for management performing similar functions at other financial holding companies of similar size and scope and complexity of operations, and the objective of the Compensation Committee to place base salaries of executive officers at or near market median levels, given satisfactory job performance.

The analysis included a review of three years' compensation data from the proxy statements of other financial holding companies of comparable size. The analysis also included compensation data from published surveys in the financial institution industry and for finance and accounting professionals, as well as a review of LNB Bancorp's financial performance compared to the financial performance of peer group financial holding companies. Performances were compared for the three year period ending December 31, 2000.

EXECUTIVE OFFICER COMPENSATION PROGRAM. LNB Bancorp's executive officer compensation program is comprised of base salary, annual cash incentive compensation, longer-term incentive compensation in the form of stock options, and various benefits.

BASE SALARY. Base salary levels for LNB Bancorp's executive officers are attempted to be set relative to companies in the financial institution industry of similar size and scope and complexity of operations, as described above. In determining salaries, the Compensation Committee also takes into account individual experience and performance, LNB Bancorp performance and specific issues particular to LNB Bancorp.

ANNUAL INCENTIVE COMPENSATION. LNB Bancorp maintains a conditional annual cash incentive program for executive officers. The purpose of the plan is to provide direct financial incentives in the form of an annual cash bonus to executives to achieve LNB Bancorp, Inc.'s annual goals. Target goals are attempted to be set at competitive levels within the financial institution industry. Target goals for LNB Bancorp, Inc. are set at the beginning of each fiscal year. For the year 2001, the performance goals of LNB Bancorp, Inc. were as follows:

      After achieving an 8% increase in earnings over the 2001 level, a bonus of 12% of base salary for Senior Officers will be deemed to have been earned,

      After achieving a 10% increase in earnings over the 2001 level, an incremental bonus of 3% (15% total) of base salary for Senior Officers will be deemed to have been earned, and

      After achieving a 12% increase in earnings, over the 2001 level, an incremental bonus of 3% (18% total) of base salary for Senior Officers will be deemed to have been earned.

None of the earnings performance goal levels were reached in 2001.

The achievement of goals representing corporate performance factors comprised all of the executive officers' potential incentive compensation for 2001.

STOCK OPTIONS. LNB Bancorp provides long-term incentives for executive officers and key managers through the award of stock options. The objectives of the awarding of stock options are to align the executives and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a long-term stock ownership position in LNB Bancorp.

LNB Bancorp has awarded stock options to key executives. Awards are made at levels considered to be competitive within the financial institution industry.

CHIEF EXECUTIVE OFFICER COMPENSATION. The base salary of Mr. Smith, LNB Bancorp's President and Chief Executive Officer, was not increased and remains at the 2001 level of $212,000 for 2002. Mr. Smith received a total of 10,000 stock options of LNB Bancorp, Inc. common stock in 2001, which were awarded in recognition of his performance. No bonus was paid to Mr. Smith for 2001.

                                                        COMPENSATION COMMITTEE
                                                   Daniel P. Batista, Chairman
                                                                 James F. Kidd
                                                               David M. Koethe
                                                            Benjamin G. Norton
                                                              Stanley G. Pijor
                                                            Jeffrey F. Riddell
                                                            Eugene M. Sofranko
                                                                Leo Weingarten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with one or more of the bank subsidiaries of LNB Bancorp. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

In addition, Mr. Batista is a partner in the law firm of Wickens, Herzer, Panza, Cook & Batista, which provides legal services to the Corporation and its subsidiaries. The Corporation and its subsidiaries paid Wickens, Herzer, Panza, Cook & Batista $346,231 for legal services in 2001. Mr. Pijor is Chairman of the Board of Directors of LNB Bancorp, Inc. and Lorain National Bank and also served as its President and Chief Executive Officer until the end of 1995. Mr. Pijor received supplemental retirement benefits from LNB Bancorp of $50,000 during 2001 under an agreement with the Corporation that pays him annual supplemental retirement benefits of $50,000 per year through 2005. Mr. Kidd is Vice Chairman of the Board of Directors of LNB Bancorp, Inc. and Lorain National Bank and also served as President and Chief Executive Officer until the end of 1999. Mr Kidd received supplemental retirement benefits for LNB Bancorp of $53,474 during 2001 under an agreement with the corporation that pays him annual supplemental retirement benefits of $53,474 per year through 2009.

LNB BANCORP PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for LNB Bancorp, the Standard & Poor's 500 Stock Index@ and the NASDAQ Bank Index.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

(PERFORMANCE GRAPH FOLLOWS IN PRINTED VERSION WITH YEARS 1996 THROUGH 2001 ON THE X-AXIS AND CUMULATIVE INVESTMENT ON THE Y-AXIS IN $50 INCREMENTS RANGING FROM $0 TO $300. THE CO-ORDINATES, BY YEAR, WHICH ARE PRESENTED IN THE TABLE BELOW ARE PLOTTED ON THE PREVIOUSLY DESCRIBED GRID ALONG WITH AN ACCOMPANYING LEGEND FOR IDENTIFICATION PURPOSES.)

--------------------------------------------------------------------------
December 31,          1996     1997     1998     1999     2000     2001
--------------------------------------------------------------------------
LNB Bancorp, Inc.   $100.00  $100.69  $103.85  $ 89.53  $ 90.74  $ 94.86
--------------------------------------------------------------------------
S&P 500 Index@      $100.00  $133.36  $171.47  $207.56  $188.66  $166.24
--------------------------------------------------------------------------
NASDAQ Bank Index   $100.00  $167.41  $166.33  $159.89  $182.38  $197.44
--------------------------------------------------------------------------

*Assumes the value of the investment in LNB Bancorp common shares and each index was $100 on December 31, 1996 and that all dividends were reinvested.

The graph shown above is based on the following data points:

                                    CUMULATIVE TOTAL RETURN
                                           PERIOD ENDED
                    ----------------------------------------------------------
INDEX               12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
------------------------------------------------------------------------------
LNB Bancorp, Inc.    $100.00   $100.69   $103.85   $ 89.53   $ 90.74   $ 94.86
S&P 500 Index@        100.00    133.36    171.47    207.56    188.66    166.24
NASDAQ Bank Index     100.00    167.41    166.33    159.89    182.38    197.44

Copyright@ 2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                         CERTAIN TRANSACTIONS

Directors and executive officers of LNB Bancorp and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 2001. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. Please refer to the discussion under caption "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" for a description of certain transactions between the Corporation and Messrs. Batista, Pijor and Kidd.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires LNB Bancorp's executive officers, directors and more than ten percent shareholders ("Insiders") to file with the Securities and Exchange Commission and LNB Bancorp reports of their ownership of LNB Bancorp securities. Based upon written representations and copies of reports furnished to LNB Bancorp by Insiders, all Section 16 reporting requirements applicable to Insiders during 2001 were satisfied on a timely basis.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Corporation's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting, they must be received by the Corporation no later than November 17, 2002. Such proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052. On any other proposal raised by a shareholder for next year's Annual Meeting, the Corporation intends that proxies received by it will be voted in the interest of the Corporation in accordance with the judgement of the Board of Directors and the proposal will be considered untimely, unless notice of the proposal is received by the Corporation not later than February 1, 2003.

The Corporation's Code of Regulations establishes advance notice procedures as to the nomination, other than by the Board of Directors, of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Corporation no fewer than 14 days in advance of next year's Annual Meeting unless the Corporation gives you less than 21 days notice of the

Annual Meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the Annual Meeting to you. Notice of nominations of directors must also meet all other requirements contained in the Corporation's Code of Regulations. You may obtain the Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc.,
Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

                            SELECTION OF AUDITORS

KPMG LLP has served LNB Bancorp and Lorain National Bank as independent auditor since 1972. Based on the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP as independent auditor for the current year. We expect representatives of KPMG LLP to be present at the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the Annual Meeting.

                               OTHER BUSINESS

Management is not aware of any other matter which may be presented for action at the meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgement.

                                ANNUAL REPORT

WE WILL PROVIDE WITHOUT CHARGE A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2001 TO ANY SHAREHOLDER WHO MAKES A WRITTEN REQUEST FOR IT DIRECTED TO GREGORY D. FRIEDMAN, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY, LNB BANCORP, INC., 457 BROADWAY, LORAIN, OHIO 44052.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                            By Order of the Board of Directors

                                            /s/Gregory D. Friedman

                                            Gregory D. Friedman, C.P.A.
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Corporate Secretary

  [X] PLEASE MARK VOTES           REVOCABLE PROXY
      AS IN THIS EXAMPLE          LNB BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Eugene M. Sofranko, David M. Koethe and
Daniel P. Batista, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all the common shares of LNB Bancorp, Inc. held of record by the undersigned on March 4, 2002, at the Annual Meeting of Shareholders to be held on April 16, 2002, or any adjournment thereof

1. TO ELECT AS DIRECTORS THE NOMINEES SET FORTH BELOW (except as marked to the contrary below):
                 WITH-        FOR ALL
  FOR            HOLD          EXCEPT
    [  ]           [  ]           [  ]

    TERRY D. GOODE, WELLSLEY O. GRAY, JAMES R. HERRICK, BENJAMIN G. NORTON, JOHN W. SCHAEFFER, M.D. AND GARY C. SMITH

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

---------------------------------------------------------------------

2. Upon the direction of the Board of Directors, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                      _____________________
                                     |Date                 |
  Please be sure to sign and date    |_____________________|
   this Proxy in the box below.
   ________________________________________________________________
   |                             |                                 |
   |                             |                                 |
   |__Shareholder sign above_____|__Co-holder (if any) sign above__|

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE
   PROVIDED.

                           LNB BANCORP, INC.
                             457 BROADWAY
                             LORAIN, OHIO
________________________________________________________________________
|                          PLEASE ACT PROMPTLY                          |
|                SIGN, DATE & MAIL YOUR PROXY CARD TODAY                |
|_______________________________________________________________________|

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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